Exhibit 99.1
Important Notice to all Members of the Board of Directors and Executive Officers
Concerning Restrictions on Trading AIG Securities
During Upcoming Blackout Period
December 13, 2010
General Information Regarding Blackout Period and This Notice.
American International Group, Inc. (the “Company”) is moving the administration of certain of its employee benefits plans (the “Covered Plans”) to a new third-party service provider. To provide time for the transition to the new platform, all participants in the Covered Plans will be temporarily restricted for a certain period (the “Blackout Period”) from performing various transactions and obtaining information about their account(s). (Executive Officers who participate in any of the Covered Plans should have already received information regarding the Blackout Period.)
This Notice is being provided to you pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act, Rule 104 of Regulation BTR under the Securities Exchange Act of 1934, as amended, and the Company’s Regulation BTR Compliance Policy. During the Blackout Period, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, Directors and Executive Officers of the Company will be subject to certain trading restrictions, as described below.
Blackout Period. The Blackout Period for the Covered Plans, during which participants will be unable to perform fund transfers, reallocations, provide investment directions, change contribution elections, enroll, make a rollover into or obtain a loan, withdrawal, or distribution from a Covered Plan, will begin at 4:00 p.m. Eastern Time on Wednesday, December 29, 2010 and end during the week of January 9, 2011.
Trading Restrictions. During the Blackout Period, all Directors and Executive Officers of AIG will be unable, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of AIG and derivative securities, including options, if such securities were acquired in connection with employment or service as a Director or Executive Officer of the Company. Transactions by a Director’s or Executive Officer’s family members or by entities in which a Director or Executive Officer has an interest are subject to the transaction restrictions to the extent of the insider’s pecuniary interest (determined in the same manner as for purposes of Section 16).
Important Exemptions. The payment of stock salary is covered by an exemption under Regulation BTR and is therefore not affected by the Blackout Period restrictions. Similarly, there is an exemption for the vesting of previously granted equity-based awards. Lastly, in the event that warrants to purchase shares of AIG Common Stock are issued, in connection with the recently announced recapitalization, during the Blackout Period (conditioned on the closing of the recapitalization), the issuance of such warrants is covered by a Reg BTR exemption and will not be prohibited by the Blackout Period. There are certain other transactions that are exempt from the Blackout Period restrictions.

However, the exemptions are narrow and Directors and Executive Officers should consult with Kathy Shannon before taking any action involving AIG equity during the Blackout Period.
Please note that the trading restrictions imposed as a result of the Blackout Period are in addition to the trading restrictions under AIG’s Insider Trading Policy which remains in effect.
Questions. If Directors or Executive Officers have any questions about the Blackout Period, its beginning or end dates or the trading restrictions, please contact Kathy Shannon at American International Group, Inc., 80 Pine Street, 13th floor, New York, NY 10005 (212)
770-5123.

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